              COVER-ALL TECHNOLOGIES INC. REPORTS PROFITABLE FIRST
                            QUARTER OPERATING RESULTS

FAIR LAWN, NEW JERSEY (May 12, 2004) - Cover-All Technologies Inc. (OTC Bulletin
Board: COVR.OB), a Delaware corporation ("Cover-All" or the "Company"), today announced revenues and earnings from operations for the quarter ended March 31, 2004.

Revenues for the three months ended March 31, 2004 were $1,894,000 as compared to $2,058,000 in the same period in 2003. Net income for the three months ended March 31, 2004 and 2003 was $3,000, or $0.00 per share, and $242,000, or $0.02 per share, respectively.

John Roblin, Chairman of the Board of Directors, President and Chief Executive Officer of the Company, stated: "We are pleased to report our sixth consecutive profitable quarter in a complex and changing economic environment.

"Our existing customers are beginning to license My Insurance Center Rating & Issuance. MIC Rating & Issuance, an Internet-based component, is part of our My Insurance Center Solution Offering and is designed to enable existing Classic customers to take advantage of exciting new capabilities without complex and disruptive conversion effort. We are continuing to demonstrate our ability to provide the scalability and flexibility users need to optimize their IT investments.

"Overall, we remain positive about the opportunities that lie ahead for My Insurance Center and we are investing in sales and marketing. My Insurance Center's innovative design and sophisticated capabilities are being well received in the marketplace by both our existing and potential customers. We will be introducing a number of exciting new capabilities to My Insurance Center in the near future that will further enhance our integrated, "real time" solutions."

ABOUT COVER-ALL TECHNOLOGIES INC.

Cover-All Technologies Inc., since 1981, has been a leader in developing sophisticated software solutions for the property and casualty insurance industry - first to deliver PC-based commercial insurance rating and policy issuance software. Currently, Cover-All is building on its reputation for quality insurance solutions, knowledgeable people and outstanding customer service by creating new and innovative insurance solutions that leverage the latest technologies and bring our customers outstanding capabilities and value.

With our extensive insurance knowledge, our experience and our commitment to quality, Cover-All continues its tradition of developing technology solutions designed to revolutionize the way the property and casualty insurance business is conducted.

Additional information is available online at www.cover-all.com.

Cover-All, My Insurance Center (MIC) and Insurance Policy Database (IPD) are trademarks of Cover-All Technologies Inc. All other company and product names mentioned are trademarks or registered trademarks of their respective holders.

                                      -4-
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Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks which may cause the Company's actual results in future periods to differ materially from expected results. Those risks include, among others, risks associated with increased competition, customer decisions, delays in productivity programs and new product introductions, and other business factors beyond the Company's control. Those and other risks are described in the Company's filings with the Securities and Exchange Commission ("SEC") over the last 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.

FOR INFORMATION ON COVER-ALL, CONTACT:

Ann Massey
Chief Financial Officer
201/794-4894
amassey@cover-all.com
---------------------

The following is a summary of operating highlights for the three months ended March 31, 2004 and 2003.

                    COVER-ALL TECHNOLOGIES INC. AND SUBSIDIARIES
                                OPERATING HIGHLIGHTS

                                                        THREE MONTHS ENDED MARCH 31,
                                                        ----------------------------
                                                          2 0 0 4           2 0 0 3
                                                          -------           -------
                                                                 (unaudited)
REVENUES:
     Licenses                                           $     343,000    $     231,000
     Maintenance                                            1,161,000        1,121,000
     Professional Services                                    236,000          541,000
     Application Service Provider Services                    154,000          165,000
                                                      ---------------  ---------------

     TOTAL REVENUES                                         1,894,000        2,058,000
                                                      ---------------  ---------------
COSTS AND EXPENSES:
     Cost of Sales                                          1,101,000        1,082,000
     Research and Development                                 152,000          160,000
     Sales and Marketing                                      291,000          201,000
     General and Administrative                               299,000          303,000
     Interest Expense, Net                                     48,000           46,000
                                                      ---------------  ---------------

TOTAL COSTS AND EXPENSES                                    1,891,000        1,792,000
                                                      ---------------  ---------------

     INCOME BEFORE INCOME TAX                           $       3,000    $     266,000
                                                      ---------------  ---------------

     INCOME TAX EXPENSE                                            --           24,000
                                                      ---------------  ---------------

     NET INCOME                                         $       3,000    $     242,000
                                                      ===============  ===============

BASIC EARNINGS PER COMMON SHARE                         $        0.00    $        0.02
                                                      ===============  ===============

DILUTED EARNINGS PER COMMON SHARE                       $        0.00    $        0.01
                                                      ===============  ===============


                                         -6-